Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 16, 2021, with respect to the financial statements of ESS Tech, Inc. included in the proxy statement/prospectus/information statement of ACON S2 Acquisition Corp. that is made a part of the Registration Statement (Form S-4) and Prospectus of ACON S2 Acquisition Corp. for the registration of shares of common stock.

/s/ Ernst & Young LLP

Portland, Oregon

June 21, 2021